UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2015

CLEAN COAL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-50053	26-1079442
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

295 Madison Avenue (12th Floor), New York, NY		10017
(Address of principal executive office)		(Zip Code)

Registrant's telephone number, including area code: (646) 727-4847

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or and Obligation under an Off-Balance Sheet Arrangement of a Registrant and Item 8.01 Other Events.

As previously reported, the Company has received funding from CCTC Acquisition Partners LLC, an entity affiliated with and managed by Black Diamond Financial Group LLC (“Lender”) in the aggregate of $1.5 million, which funding was made to the Company by Lender through three separate senior secured notes each having a principal amount of $500,000 that were issued to Black Diamond on May 12, 2015, May 22, 2015 and June 5, 2015 (collectively, the “Initial Notes”). Since the funds were advanced for the Initial Notes, Lender has incrementally advanced additional funds to the Company over the past three months to support the construction of the Company’s demonstration plant, the redemption of up to $523,000 of outstanding convertible notes of the Company and for working capital, in an aggregate amount of $1,734,180 (“Additional Debt”).  Although it is anticipated that the terms and conditions of the Additional Debt will be substantially similar to the Initial Notes, including the right to convert such Additional Debt into units consisting of shares of the Company’s common stock and warrants, the Company and Lender have not come to terms on the Additional Debt and the parties are currently negotiating to document the terms of this Additional Debt financing.  There is no assurance that the Company and Lender will come to an agreement with respect to the Additional Debt or if the parties do come to such an agreement that the terms of such financing will be favorable to the Company and its shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated: October 13, 2015

CLEAN COAL TECHNOLOGIES, INC.

By: /S/ Robin Eves
Robin Eves
Chief Executive Officer